Exhibit 99.906 CERT

SECTION 906 CERTIFICATIONS

James C. Baker, Jr., Principal Executive Officer, and A. Colby Parker, Principal Financial Officer, of Kayne Anderson Energy Infrastructure Fund, Inc. (the “Company”), each certify to his knowledge that:

1.	The Company’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2024 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

July 24, 2024

/s/ JAMES C. BAKER, JR.	/s/ A. COLBY PARKER
James C. Baker, Jr.	A. Colby Parker
Chairman of the Board of Directors, President and Chief Executive Officer	Chief Financial Officer and Treasurer